Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ken Bond	Karen Tillman
	Oracle Investor Relations	Oracle Corporate Communications
	+1.650.607.0349	+1.650.607.0326
	ken.bond@oracle.com	karen.tillman@oracle.com

Oracle Prices $3.25 Billion of Investment Grade Notes

REDWOOD SHORES, Calif., July 12, 2010 – Oracle Corporation (NASDAQ: ORCL) today announced the pricing of its sale of $1.0 billion of 3.875% Notes due 2020 (the “2020 Notes”) and $2.25 billion of 5.375% Notes due 2040 (the “2040 Notes”). The offering is expected to settle on July 19, 2010.

The 2020 Notes will bear interest at the rate of 3.875% per year and the 2040 Notes will bear interest at the rate of 5.375% per year. Interest will be payable semi-annually on January 15 and July 15 for each of the 2020 Notes and the 2040 Notes, commencing on January 15, 2011.

Oracle intends to use the net proceeds from the offering for repayment of indebtedness, including repayment of its 5.00% senior notes due January 2011, general corporate purposes, future acquisitions and to replenish cash used to repay $1.0 billion of its floating rate senior notes that matured in May 2010.

The notes are being sold in a private placement only to qualified institutional buyers in reliance on Rule 144A, under the Securities Act of 1933, as amended, and in offshore transactions pursuant to Regulation S under the Securities Act. The notes are not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Important Information

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.